DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2024

SPARTANBURG, S.C., April 30, 2024 - Denny’s Corporation (the "Company") (NASDAQ: DENN), owner and operator of Denny's Inc. ("Denny's") and Keke's Inc. ("Keke's") today reported results for its first quarter ended March 27, 2024 and provided a business update on the Company’s operations.

Kelli Valade, Chief Executive Officer, stated, "I am very pleased that our first quarter domestic same-restaurant sales and traffic outperformed both the family and casual dining segments, while overcoming the industry's tough operating environment. We were also excited for Keke's to expand outside of Florida and begin testing our new design in the latest Florida openings. I am encouraged by the sales driving initiatives planned for the back half of the year including expanding our third virtual brand, Banda Burrito, launching our test with Franklin Junction, reigniting our Denny's remodel program and having the full force of our local co-op advertising fund for the first time since the pandemic began. These initiatives are sure to generate incremental sales and margins at our flagship brand.”

First Quarter 2024 Highlights(1)

•Total operating revenue was $110.0 million compared to $117.5 million in the prior year quarter.
•Denny's domestic system-wide same-restaurant sales** were (1.3%) compared to the equivalent fiscal period in 2023, including (1.2%) at domestic franchised restaurants and (3.0%) at company restaurants.
•Opened eight restaurants, including three international Denny's locations and three Keke's company locations.
•Operating income was $10.0 million compared to $16.1 million in the prior year quarter.
•Adjusted franchise operating margin* was $30.1 million, or 52.2% of franchise and license revenue, and Adjusted company restaurant operating margin* was $6.0 million, or 11.5% of company restaurant sales.
•Net income was $4.7 million, or $0.09 per diluted share.
•Adjusted net income* and adjusted net income per share* were $5.7 million and $0.11, respectively.
•Adjusted EBITDA* was $18.4 million.

(1) Beginning fiscal 2024, the Company has evolved its definition of non-GAAP measures. Please see the definitions, explanations, and reconciliations further in this release.

First Quarter 2024 Results

Total operating revenue was $110.0 million compared to $117.5 million in the prior year quarter.

Franchise and license revenue was $57.6 million compared to $64.0 million in the prior year quarter. This change was driven by a $2.1 million decrease in initial and other fees associated with the sale of kitchen equipment in the prior year quarter, and a $1.5 million decrease in advertising revenue primarily related to lower local advertising co-op contributions in the current quarter.

Company restaurant sales were $52.3 million compared to $53.5 million in the prior year quarter primarily driven by a decrease of (3.0%) in Denny's same-restaurant sales, partially offset by one additional Keke's equivalent unit.

Adjusted franchise operating margin* was $30.1 million, or 52.2% of franchise and license revenue, compared to $31.6 million, or 49.4% in the prior year quarter. This margin change was primarily due to lower sales and lease terminations.

Adjusted company restaurant operating margin* was $6.0 million, or 11.5% of company restaurant sales, compared to $7.1 million, or 13.2% in the prior year quarter. This margin change was primarily due to higher worker's compensation and general liability in the current quarter of approximately $1.0 million, or 1.9ppts of company restaurant sales.

Total general and administrative expenses were $21.2 million compared to $20.1 million in the prior year quarter. This change was primarily due to an increase in corporate administration expense.

On a GAAP basis, the effective income tax rate was 24.6% for the current quarter compared to 61.5% in the prior year quarter. This change was primarily due to discrete items relating to share-based compensation in the prior year quarter.

Net income was $4.7 million, or $0.09 per diluted share, compared to $0.6 million, or $0.01 per diluted share, in the prior year quarter. This change in net income was primarily due to losses related to dedesignated interest rate swap valuation adjustments in the prior year quarter.

Adjusted net income* per share was $0.11 compared to $0.13 in the prior year quarter. This change was primarily due to higher worker's compensation and general liability in the current quarter which weighed on adjusted net income* per share by approximately $0.02.

The Company ended the quarter with $271.4 million of total debt outstanding, including $261.2 million of borrowings under its credit facility.

Capital Allocation

The Company invested $4.9 million in cash capital expenditures, primarily related to new Keke's café openings.

During the quarter, the Company allocated $4.8 million to share repurchases resulting in approximately $95.7 million remaining under its existing repurchase authorization.

Business Outlook

The following full year 2024 expectations reflect management's expectations that the current consumer and economic environment will not change materially.

•Denny's domestic system-wide same-restaurant sales** between 0% and 3%.
•Consolidated restaurant openings of 40 to 50, including 12 to 16 new Keke's restaurants, with a consolidated net decline of 10 to 20.
•Commodity inflation between 0% and 2%.
•Labor inflation between 4% and 5%.

•Total general and administrative expenses between $83 million and $86 million, including approximately $12 million related to share-based compensation expense which does not impact Adjusted EBITDA*.
•Adjusted EBITDA* between $87 million and $91 million (vs. between $85 million and $89 million) primarily due to changes in the non-GAAP definition.

*    Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the tables below. The Company is not able to reconcile the forward-looking non-GAAP estimate set forth above to its most directly comparable U.S. generally accepted accounting principles (GAAP) estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimate is not provided.

** Same-restaurant sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, initial and other fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-restaurant sales and domestic system-wide same-restaurant sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Conference Call and Webcast Information

The Company will provide further commentary on the results for the first quarter ended March 27, 2024 on its quarterly investor conference call today, Tuesday, April 30, 2024 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the Company's investor relations website at investor.dennys.com.

About Denny's Corporation

Denny’s Corporation is one of America’s largest full-service restaurant chains based on number of restaurants. As of March 27, 2024, the Company consisted of 1,614 restaurants, 1,539 of which were franchised and licensed restaurants and 75 of which were company operated.

Denny's Corporation consists of the Denny’s brand and the Keke’s brand. As of March 27, 2024, the Denny's brand consisted of 1,553 global restaurants, 1,489 of which were franchised and licensed restaurants and 64 of which were company operated. As of March 27, 2024, the Keke's brand consisted of 61 restaurants, 50 of which were franchised restaurants and 11 of which were company operated.

For further information on Denny's Corporation, including news releases, links to SEC filings, and other financial information, please visit investor.dennys.com.

Non-GAAP Definition Changes

The Company has evolved its definition of non-GAAP financial measures starting in fiscal 2024 to provide more clarity and comparability relative to peers. Denny's Corporation management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures provides investors and analysts with information that is beneficial to gaining an understanding of the Company's financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP.

The Company will begin excluding legal settlement expenses, pre-opening expenses, and other items management does not consider in the evaluation of its ongoing core operating performance from adjusted operating margin*, adjusted net income*, adjusted net income per share*, and adjusted EBITDA*. In addition, the Company will no longer deduct cash payments for restructuring and exit costs, or cash payments for share-based compensation from adjusted EBITDA*. Lastly, the Company will transition to utilizing GAAP cash flows included in its SEC filed documents in lieu of a non-GAAP financial measure.

Reconciliations of these non-GAAP measures are included in the tables of this press release and a recast of historical non-GAAP financial measures can be found on the Company's website, or its most recent investor presentation.

Cautionary Language Regarding Forward-Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect management's best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, "will", and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: economic, public health and political conditions that impact consumer confidence and spending, commodity and labor inflation; the ability to effectively staff restaurants and support personnel; the Company's ability to maintain adequate levels of liquidity for its cash needs, including debt obligations, payment of dividends, planned share repurchases and capital expenditures as well as the ability of its customers, suppliers, franchisees and lenders to access sources of liquidity to provide for their own cash needs; competitive pressures from within the restaurant industry; the Company's ability to integrate and derive the expected benefits from its acquisition of Keke's Breakfast Cafe; the level of success of the Company’s operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment and geopolitical events (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2023 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:    877-784-7167

Media Contact:    864-597-8005

DENNY’S CORPORATION
Consolidated Balance Sheets
(Unaudited)

($ in thousands)	3/27/24	12/27/23
Assets
Current assets
Cash and cash equivalents	$1,164	$4,893
Investments	2,787	1,281
Receivables, net	17,288	21,391
Inventories	2,073	2,175
Assets held for sale	1,060	1,455
Prepaid and other current assets	9,646	12,855
Total current assets	34,018	44,050
Property, net	94,985	93,494
Finance lease right-of-use assets, net	5,785	6,098
Operating lease right-of-use assets, net	114,912	116,795
Goodwill	65,908	65,908
Intangible assets, net	93,046	93,428
Deferred financing costs, net	1,543	1,702
Other noncurrent assets	50,214	43,343
Total assets	$460,411	$464,818

Liabilities
Current liabilities
Current finance lease liabilities	$1,363	$1,383
Current operating lease liabilities	15,547	14,779
Accounts payable	15,076	24,070
Other current liabilities	56,986	63,068
Total current liabilities	88,972	103,300
Long-term liabilities
Long-term debt	261,200	255,500
Noncurrent finance lease liabilities	8,845	9,150
Noncurrent operating lease liabilities	111,553	114,451
Liability for insurance claims, less current portion	7,550	6,929
Deferred income taxes, net	7,864	6,582
Other noncurrent liabilities	30,171	31,592
Total long-term liabilities	427,183	424,204
Total liabilities	516,155	527,504

Shareholders' deficit
Common stock	533	529
Paid-in capital	7,534	6,688
Deficit	(17,093)	(21,784)
Accumulated other comprehensive loss, net	(35,495)	(41,659)
Treasury stock	(11,223)	(6,460)
Total shareholders' deficit	(55,744)	(62,686)
Total liabilities and shareholders' deficit	$460,411	$464,818

Debt Balances
Credit facility revolver due 2026	$261,200	$255,500
Finance lease liabilities	10,208	10,533
Total debt	$271,408	$266,033

DENNY’S CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended
($ in thousands, except per share amounts)	3/27/24	3/29/23
Revenue:
Company restaurant sales	$52,342	$53,452
Franchise and license revenue	57,632	64,019
Total operating revenue	109,974	117,471
Costs of company restaurant sales, excluding depreciation and amortization	48,118	46,492
Costs of franchise and license revenue, excluding depreciation and amortization	27,374	32,387
General and administrative expenses	21,222	20,118
Depreciation and amortization	3,581	3,656
Operating (gains), losses and other charges, net	(327)	(1,329)
Total operating costs and expenses, net	99,968	101,324
Operating income	10,006	16,147
Interest expense, net	4,420	4,505
Other nonoperating (income) expense, net	(637)	10,093
Income before income taxes	6,223	1,549
Provision for income taxes	1,532	952
Net income	$4,691	$597

Net income per share - basic	$0.09	$0.01
Net income per share - diluted	$0.09	$0.01

Basic weighted average shares outstanding	53,068	57,638
Diluted weighted average shares outstanding	53,214	57,840

Comprehensive income	$10,855	$954

General and Administrative Expenses
Corporate administrative expenses	$15,192	$14,179
Share-based compensation	2,776	3,094
Incentive compensation	2,523	2,387
Deferred compensation valuation adjustments	731	458
Total general and administrative expenses	$21,222	$20,118

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain non-GAAP financial measures are useful information to investors and analysts to assist in the evaluation of operating performance on a period-to-period basis. However, non-GAAP measures should be considered as a supplement to, not a substitute for, operating income, net income, and net income per share, or other financial performance measures prepared in accordance with GAAP. The Company uses adjusted EBITDA, adjusted net income and adjusted net income per share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees. These non-GAAP measures are adjusted for certain items the Company does not consider in the evaluation of its ongoing core operating performance. These adjustments are either non-recurring in nature or vary from period to period without correlation to the Company's ongoing core operating performance.

	Quarter Ended
($ in thousands)	3/27/24	3/29/23
Net income	$4,691	$597
Provision for income taxes	1,532	952
Operating (gains), losses and other charges, net	(327)	(1,329)
Other nonoperating (income) expense, net	(637)	10,093
Share-based compensation expense	2,776	3,094
Deferred compensation plan valuation adjustments	731	458
Interest expense, net	4,420	4,505
Depreciation and amortization	3,581	3,656
Legal settlement expenses	1,449	109
Pre-opening expenses	366	—
Other adjustments	(148)	(8)
Adjusted EBITDA	$18,434	$22,127

Net income	$4,691	$597
Losses and amortization on interest rate swap derivatives, net	141	10,662
Gains on sales of assets and other charges, net	(620)	(1,522)
Impairment charges	95	129
Legal settlement expenses	1,449	109
Pre-opening expenses	366	—
Other adjustments	(148)	(8)
Tax effect (1)	(316)	(2,436)
Adjusted net income	$5,658	$7,531

Diluted weighted average shares outstanding	53,214	57,840

Net income per share - diluted	$0.09	$0.01
Adjustments per share	0.02	0.12
Adjusted net income per share	$0.11	$0.13

(1)	Tax adjustments for the quarter ended March 27, 2024 reflect an effective tax rate of 24.6%. Tax adjustments for the quarter ended March 29, 2023 reflect an effective tax rate of 26.0%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are useful information to investors and analysts to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. However, non-GAAP measures should be considered as a supplement to, not a substitute for, operating income, net income, and net income per share, or other financial performance measures prepared in accordance with GAAP. The Company uses restaurant-level operating margin, company restaurant operating margin and franchise operating margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees.

Restaurant-level operating margin is the total of company restaurant operating margin and franchise operating margin and excludes: (i) general and administrative expenses, which include primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at their corporate office; (ii) depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants; (iii) special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of its ongoing operating performance and a more relevant comparison to prior period results.

Company restaurant operating margin is defined as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and presents it as a percent of company restaurant sales. Adjusted company operating restaurant margin is defined as company restaurant operating margin less certain items such as legal settlement expenses, pre-opening expenses, and other items the Company does not consider in the evaluation of its ongoing core operating performance.

Franchise operating margin is defined as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise and other fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and presents it as a percent of franchise and license revenue. Adjusted franchise operating margin is defined as franchise operating margin less certain items the Company does not consider in the evaluation of its ongoing core operating performance.

Adjusted restaurant-level operating margin is the total of adjusted company restaurant operating margin and adjusted franchise operating margin and is defined as restaurant-level operating margin adjusted for certain items the Company does not consider in the evaluation of its ongoing core operating performance. These adjustments are either non-recurring in nature or vary from period to period without correlation to the Company's ongoing core operating performance.

	Quarter Ended
($ in thousands)	3/27/24	3/29/23
Operating income	$10,006	$16,147
General and administrative expenses	21,222	20,118
Depreciation and amortization	3,581	3,656
Operating (gains), losses and other charges, net	(327)	(1,329)
Restaurant-level operating margin	$34,482	$38,592

Restaurant-level operating margin consists of:
Company restaurant operating margin (1)	$4,224	$6,960
Franchise operating margin (2)	30,258	31,632
Restaurant-level operating margin	$34,482	$38,592
Adjustments (3)	1,667	101
Adjusted restaurant-level operating margin	$36,149	$38,693

(1)	Company restaurant operating margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of franchise and license revenue, excluding depreciation and amortization; less franchise and license revenue.
(2)	Franchise operating margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of company restaurant sales, excluding depreciation and amortization; less company restaurant sales.
(3)	Adjustments include legal settlement expenses, pre-opening costs, and other adjustments the Company does not consider in the evaluation of its ongoing core operating performance.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
($ in thousands)	3/27/24		3/29/23
Company restaurant operations: (1)
Company restaurant sales	$52,342	100.0%	$53,452	100.0%
Costs of company restaurant sales, excluding depreciation and amortization:
Product costs	13,311	25.4%	14,039	26.3%
Payroll and benefits	20,474	39.1%	20,240	37.9%
Occupancy	4,573	8.7%	4,094	7.7%
Other operating costs:
Utilities	1,655	3.2%	2,057	3.8%
Repairs and maintenance	1,005	1.9%	889	1.7%
Marketing	1,604	3.1%	1,395	2.6%
Legal settlements	1,449	2.8%	109	0.2%
Pre-opening costs	366	0.7%	—	0.0%
Other direct costs	3,681	7.0%	3,669	6.9%
Total costs of company restaurant sales, excluding depreciation and amortization	$48,118	91.9%	$46,492	87.0%
Company restaurant operating margin (non-GAAP) (2)	$4,224	8.1%	$6,960	13.0%
Adjustments (3)	1,815	3.5%	109	0.2%
Adjusted company restaurant operating margin (non-GAAP) (2)	$6,039	11.5%	$7,069	13.2%

Franchise operations: (4)
Franchise and license revenue:
Royalties	$29,306	50.8%	$30,027	46.9%
Advertising revenue	18,138	31.5%	19,668	30.7%
Initial and other fees	1,816	3.2%	4,990	7.8%
Occupancy revenue	8,372	14.5%	9,334	14.6%
Total franchise and license revenue	$57,632	100.0%	$64,019	100.0%

Costs of franchise and license revenue, excluding depreciation and amortization:
Advertising costs	$18,138	31.5%	$19,668	30.7%
Occupancy costs	5,132	8.9%	5,672	8.9%
Other direct costs	4,104	7.1%	7,047	11.0%
Total costs of franchise and license revenue, excluding depreciation and amortization	$27,374	47.5%	$32,387	50.6%
Franchise operating margin (non-GAAP) (2)	$30,258	52.5%	$31,632	49.4%
Adjustments (3)	(148)	(0.3%)	(8)	0.0%
Adjusted franchise operating margin (non-GAAP) (2)	$30,110	52.2%	$31,624	49.4%

Total operating revenue (5)	$109,974	100.0%	$117,471	100.0%
Total costs of operating revenue (5)	75,492	68.6%	78,879	67.1%
Restaurant-level operating margin (non-GAAP) (5)	$34,482	31.4%	$38,592	32.9%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin and adjusted operating margin are considered non-GAAP financial measures and should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with GAAP.
(3)		Adjustments include legal settlement expenses, pre-opening costs, and other adjustments the Company does not consider in the evaluation of its ongoing core operating performance.
(4)		As a percentage of franchise and license revenue.
(5)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Denny's		Keke's
Changes in Same-Restaurant Sales (1)	Quarter Ended		Quarter Ended
(Increase (decrease) vs. prior year)	3/27/24	3/29/23	3/27/24	3/29/23
Company Restaurants	(3.0%)	11.4%	(1.1%)	N/A
Domestic Franchise Restaurants	(1.2%)	8.1%	(4.0%)	N/A
Domestic System-wide Restaurants	(1.3%)	8.4%	(3.6%)	N/A

Average Unit Sales
($ in thousands)
Company Restaurants	$743	$762	$455	$466
Franchised Restaurants	$457	$452	$472	$491

(1)
Same-restaurant sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, initial and other fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-restaurant sales and domestic system-wide same-restaurant sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Restaurant Unit Activity	Denny's			Keke's
		Franchised			Franchised
	Company	& Licensed	Total	Company	& Licensed	Total
Ending Units December 27, 2023	65	1,508	1,573	8	50	58
Units Opened	—	5	5	3	—	3
Units Closed	(1)	(24)	(25)	—	—	—
Net Change	(1)	(19)	(20)	3	—	3
Ending Units March 27, 2024	64	1,489	1,553	11	50	61

Equivalent Units
Year-to-Date 2024	65	1,501	1,566	9	50	59
Year-to-Date 2023	65	1,529	1,594	8	46	54
Net Change	—	(28)	(28)	1	4	5